Exhibit 10.25

December 10, 2012

Harmit Singh

100 East Huron St, Unit # 4803

Chicago, IL 60611

Dear Harmit:

I am delighted to confirm our offer of employment to join Levi Strauss & Co. (LS&Co.) as Executive Vice President & Chief Financial Officer, reporting to me. Your start date is to be January 16th, 2013. The details of our offer are as follows:

Work Location

Your work location will be San Francisco, CA.

Salary

Your starting salary will be $12,987 per week (approximately $675,000.00 per year). This position is assigned to the Executive Band in the company’s compensation program.

Annual Incentive Plan

Your target participation in the Annual Incentive Program (AIP) is 80% of your base salary, with a 2013 target value of $540,000. AIP awards are prorated based on date of hire. This payment will be made in the first quarter of 2014. A detailed explanation of the program is included with this letter.

Long Term Incentive – Stock Appreciation Rights

You will participate in the Company’s Equity Incentive Plan each year. For 2013, you are entitled to receive Stock Appreciation Rights (SARs) with a total target value of $1,300,000.00. This grant would be made in February 2013, subject to Board approval. Should the terms of the Equity Incentive Plan or SAR program change prior to that date, your $1,300,000 target will not change.

Signing Bonus

You will receive a one-time signing bonus of $250,000.00 (less applicable taxes), paid within 30 days of your hire date.

This signing bonus is offered in anticipation of the contributions you will make to our business over time. In the event that you resign before completing twenty-four (24) months of employment, or you are terminated for cause before twenty-four (24) months of employment, you will be required to repay the prorated, remaining balance of your signing bonus. Any such repayment may be deducted in whole or in part from any final payments due to you.

We will provide you with our standard a Signing Bonus Acknowledgment and Payback Agreement. Please sign and return the Payback Agreement.

Singh - 2

Benefits

Our offer also includes participation in our flexible benefits program. There are a number of benefit options available to you in the areas of health care and life insurance, as well as our long term savings programs which provide important tax advantages for your savings.

You are eligible to participate in the executive perquisite programs associated with a position at your level. The total benefit of these programs, including parking and the perquisite cash allowance, is approximately $15,000.00. The value of the perquisite cash allowance is $15,000.00 per year, paid out to you in two installments each year. The first payment is in January and the second is in June.

You are eligible to accrue three (3) weeks of TOPP (Time Off with Pay Program) during your first year of employment. We will make an exception and offer you an additional week of TOPP in your first year, banked in full at date of hire.

Relocation

You are eligible for relocation benefits to facilitate the move to the San Francisco area. A summary will be provided to you from Veronica Harris, Mobility Services. She will assist in the coordination of your relocation. Veronica can be reached at ______________.

The above describes some of the terms of Levi Strauss and Co.’s compensation and benefit programs, which may be updated periodically. The official documents govern in all cases. Questions about your compensation, benefits or other Human Resources related issues may be directed to Dan Suffoletta, Vice President, HR Services at                                 .

Worldwide Code of Business Conduct

LS&Co.’s Worldwide Code of Business Conduct (WCOBC) sets out basic principles to guide all employees of the Company on how LS&Co. conducts business, while at the same time provides helpful guideposts for behavior while on the job. Compliance with the WCOBC is a fundamental condition of employment, and employees are required to sign a Statement of Commitment agreeing to abide by the principles set forth in the document. LS&Co.’s WCOBC is available for review on our website at http://www.levistrauss.com/careers/culture.

Severance

You are eligible to receive severance under the terms of the Company’s Executive Severance Plan, which may be amended at any time as set forth in the Plan. A summary of those terms is attached hereto, and is qualified in its entirety by the full policy which you have received.

Other

You will need to provide evidence that you are legally authorized to work in the United States. Please refer to the attached sheet for the type of evidence required according to the government’s I-9 regulations. Your employment is specifically conditioned upon your providing this information within 72 hours of your start date.

LS&Co. expects your association with the company will be mutually beneficial. Nonetheless, LS&Co. is an “at-will employer,” which means you or LS&Co. can terminate your employment at LS&Co. at any time with or without cause, and with or without notice. Only the President, Chief Executive Officer or Senior Vice President Human Resources can authorize an employment agreement to the contrary and then such employment agreement must be in writing.

Singh - 3

Harmit, we are very excited about you joining the company. We are confident that you will make a valuable contribution to LS&Co.’s business.

Sincerely,

Chip Bergh

President and Chief Executive Officer

/s/ Harmit Singh	December 10, 2012
Signed: Harmit Singh	Date

Attached:

Executive Severance Plan